UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2008

TXP CORPORATION (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49743 (Commission File Number)	88-0443110 (IRS Employer Identification No.)

1299 Commerce Drive, Richardson, Texas 75081 Telephone No.: (214) 575-9300 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2008,  TXP Corporation (the “Company”) entered into a Factoring and Security Agreement (the “Factoring Agreement”) with Landry Marks Partners, L.P. (“Landry”) pursuant to which Landry shall have to option to purchase certain account receivables (the “Purchased Accounts”) from the Company, from time to time on a revolving basis, up to a maximum amount of $1,500,000 at any one time (the “Purchase Price”), of which, in the initial purchase(s) from Landry (i) $500,000 will be used by the Company to repay, in full, that certain revolving line of credit with First Bank of Canyon Creek; and (ii) $750,000 will be used by the Company to redeem certain outstanding convertible notes previously issued to YA Global Investments, L.P. (“YA Global”). The Company granted a first priority security interest to Landry in all of the Purchased Accounts, future acquired accounts, and all other rights of payment owed to the Company, which will become effective when the revolving line of credit with First Bank of Canyon Creek is repaid.

Under the Factoring Agreement, Landry may require the Company to repurchase, within 5 business days after written demand from Landry, or charge the Reserve Account (as defined below) (i) any Purchased Account the payment of which has been disputed by an account debtor obligated thereon; (ii) any Purchased Account owing from an account debtor which in Landry’s reasonable judgment has become insolvent; (iii) all Purchased Accounts upon the occurrence of an event of default under the Factoring Agreement; and (iv) any Purchased Account which remains unpaid beyond 60 days from the date the Purchased Account was purchased by Landry or 90 days from the invoice date of such Purchased Account, whichever is earlier.

The Company is required to maintain a reserve account (the “Reserve Account”) with Landry representing an unpaid portion of the Purchase Price in an amount equal to 15% multiplied by the unpaid balance of the Purchased Accounts (the “Required Reserve Amount”). The Company is required to pay to Landry, on demand, any amount by which the Reserve Account is less than the Required Reserve Amount. Landry may charge the Reserve Account with any obligation owed by the Company to Landry under the Factoring Agreement. In addition, so long as no event of default of the Company has occurred and is continuing, the Company may request that Landry pay to the Company any amount by which the Reserve Account exceeds the Required Reserve Amount; provided that, the Company shall be entitled to make such demand not more than twice in any one calendar month.

The Purchase Price for each Purchased Account shall be discounted by 2% of the face amount due on a Purchased Account at the time of purchase. A discount in the amount of 1% of the face amount of any Purchased Account shall be paid by the Company to Landry on all Purchased Accounts not closed within 45 days after the purchase, and every 15 days thereafter, which amount may also be charged against the Reserve Account until such Purchased Account has closed. In addition, an amount equal to 15% of the amount of any payment on a Purchased Account which has been received by the Company and not delivered to Landry on the second business day following receipt by the Company, shall be paid by the Company or charged against the Reserve Account immediately upon accrual. Moreover, 15% of the face amount of any Purchased Account in which an invoice that is sent by the Company to Landry fails to contain a notice of assignment to Landry shall be paid by the Company to Landry or charged against the Reserve Account immediately upon accrual.

On August 13, 2008, the Company entered into an Intercreditor and Subordination Agreement with Landry and YA Global pursuant to which YA Global’s first priority security interests in all of the Company’s assets granted under the March 2007 and May 2008 Security Agreements will be subordinated to Landry’s first priority security interest granted under the Factoring Agreement with respect to all of the Purchased Accounts, future acquired accounts, and all other rights of payment owed to the Company. In addition, YA Global shall have the right to purchase from Landry all of Landry’s debt owed by the Company to Landry under the Factoring Agreement for cash equal to the outstanding principal amount of such debt plus accrued and unpaid interest.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
10.1	Factoring and Security Agreement dated as of August 13, 2008 by and between TXP Corporation and Landry Marks Partners, L.P.
10.2	Intercreditor and Subordination Agreement dated as of August 13, 2008 by and among TXP Corporation, Landry Marks Partners, L.P. and YA Global Investments, L.P.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Date: August 19, 2008	By:	/s/ Michael C. Shores
Michael C. Shores
Chief Executive Officer